Exhibit 10.23

PARK NATIONAL CORPORATION
2017 LONG-TERM INCENTIVE PLAN FOR EMPLOYEES

Performance-Based Restricted Stock Unit Award Agreement
This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of [Grant Date] (the “Grant Date”) by and between Park National Corporation (the “Company”) and [Associate Name] (the “Participant” or “you”). Capitalized terms not defined in this Agreement have the meanings given to them in the Plan (as defined below).
1.Grant of Performance-Based Restricted Stock Units
The Company hereby grants to you an award of [Number of Awards] Performance-Based Restricted Stock Units (the “PBRSUs” or the “Maximum Award”), subject to the terms and conditions described in the Park National Corporation 2017 Long-Term Incentive Plan for Employees (the “Plan”) and this Agreement.
2.Restrictions on Vesting and Distribution
Your PBRSUs will be earned and settled or, in the alternative, forfeited depending on whether the applicable terms and conditions set forth in this Agreement have been met. For purposes of this Agreement, the “Performance Period” means the period beginning on January 1, 2024 and ending on December 31, 2026, and the “Performance Date” means the last day of the Performance Period. Except as otherwise provided in Sections 3, 4 or 5 of this Agreement:
(1)Performance-Based Criteria for Vesting:
(1)All PBRSUs granted to you pursuant to this Agreement will be forfeited on the Performance Date if the Company’s consolidated net income for each fiscal year during the Performance Period has not equaled or exceeded the aggregate amount equal to 110% of all cash dividends declared and paid with respect to the Common Shares of the Company during such fiscal year, in each case as certified by the Committee; and
(2)A percentage of the Maximum Award/PBRSUs as set forth in the table below (interpolated on a straight line basis for percentiles between those specifically identified in such table) will be earned on the Performance Date based on the Company’s cumulative return on average assets for the Performance Period as compared to the cumulative return on average assets results for the Performance Period for the Industry Index of financial services holding companies in the United States with total consolidated assets of $5 billion to $15 billion, excluding corporations classified for federal income tax purposes as “S” corporations (the “Peer

Group”), in each case as determined and certified by the Committee (the date of such determination and certification by the Committee being the “Certification Date” for purposes of this Agreement):

Cumulative Return on Average Assets of the Company as compared to Cumulative Return on Average Assets Results of Peer Group	Percentage of Maximum Award/Number PBRSUs Earned
Less than the 50th percentile of Peer Group	0%
Equal to the 50th percentile of Peer Group [Represents the Minimum/Target Award which may be earned]	66-2/3% [ «Target» PBRSUs]
Equal to or greater than the 80th percentile of Peer Group [Represents the Maximum Award which may be earned]	100% [ «Max» PBRSUs]
(2)Service-Based Vesting Requirements:
(1)On the Certification Date, one-half of any PBRSUs that were earned on the Performance Date, pursuant to the criteria set forth in Section 2(A) of this Agreement, will vest if you are still employed by the Company or one of the Affiliates of the Company on such Certification Date; and
(2)On the first anniversary of the Certification Date, one-half of any PBRSUs that were earned on the Performance Date, pursuant to the criteria set forth in Section 2(A) of this Agreement, will vest if you are still employed by the Company or one of the Affiliates of the Company on such first anniversary of the Certification Date.
3.Effect of Termination of Employment
(1)Termination of Employment Due to Death, Disability or Retirement: For purposes of this Agreement, “Retirement” means “normal retirement” or “early retirement,” as each term is defined in the Park National Corporation Defined Benefit Pension Plan.
(1)During Performance Period. If the Participant dies or terminates employment with the Company and each of the Affiliates of the Company due to Disability or Retirement at any time during the Performance Period, if the applicable performance-based criteria for vesting specified in Section 2(A) of this Agreement have been met, a pro-rated portion of the

PBRSUs granted to the Participant pursuant to this Agreement will vest one half on the Certification Date and one half on the first anniversary of the Certification date, which pro-rated portion will be equal to the product of: (a) the number of PBRSUs that would have been earned on the Performance Date based on the actual level of achievement for the Performance Period with respect to the performance-based criteria for vesting specified in Section 2(A) of this Agreement; multiplied by (b) the quotient of the number of full calendar months which have lapsed between the beginning of the Performance Period and the date of the Participant’s death or the date of the Participant’s actual termination of employment with the Company and each of the Affiliates of the Company due to Disability or Retirement, as appropriate, divided by the number of months in the Performance Period.
(2)After Performance Period. If the Participant dies or terminates employment with the Company and each of the Affiliates of the Company due to Disability or Retirement after the Performance Period has ended and the applicable performance-based criteria for vesting specified in Section 2(A) of this Agreement have been met, but before the service-based vesting requirements specified for the PBRSUs in Section 2(B) of this Agreement have been satisfied, the unvested PBRSUs granted to the Participant pursuant to this Agreement which remain outstanding (having been earned on the Performance Date) as of the date of the Participant’s death or termination of employment with the Company and each of the Affiliates of the Company due to Disability or Retirement will vest as to one-half of such outstanding unvested PBRSUs on the Certification Date and will vest as to one-half of such outstanding unvested PBRSUs on the first anniversary of the Certification Date.
(3)The PBRSUs which vest pursuant to this Section 3(A) will be settled in the form contemplated in Section 6, which settlement will be effective as contemplated in Section 6.
(2)Termination of Employment for any Reason Other than Death, Disability or Retirement. If the Participant’s employment with the Company and each of the Affiliates of the Company terminates for any reason other than due to the Participant’s death, Disability or Retirement, all unvested PBRSUs granted to the Participant pursuant to this Agreement will be immediately forfeited.
4.Effect of Change in Control
Notwithstanding the provisions of Section 2(A) and Section 2(B) of this Agreement, in the event of a Change in Control, the Participant will immediately vest in all unvested PBRSUs as though the cumulative return on average assets of the Company as compared to the cumulative return on average assets results of the Peer Group had been achieved at the level of achievement (i.e., the percentile of the Peer Group) which would have been achieved if the Performance Period for purposes of Section 2(A) of this Agreement had begun on January 1, 2023 and ended on December 31 of the fiscal year most recently completed prior to the Change in Control; provided, however, that the other performance-based criteria for vesting set forth in Section 2(A) of this Agreement must have been satisfied as of the date of the Change in Control. The Committee shall determine and certify the level of achievement for purposes of this Section 4. The PBRSUs which vest pursuant to this Section 4 will be settled in the form contemplated in Section 6 of this Agreement, which settlement will be effective as of the date of the Change in Control. Section 5 of this Agreement shall not apply with respect to any Forfeiture Event occurring on or after the date of the Change in Control.
5.    Forfeiture Events
(A)    The PBRSUs granted pursuant to this Agreement and any Common Shares delivered pursuant to this Agreement shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting the grant of PBRSUs pursuant to this Agreement, agrees. If any of the events specified in Sections 5(B)(i)-(v) of this Agreement occurs (a “Forfeiture Event”), the following forfeitures shall result:
(i)    the PBRSUs and any related Dividend Credit Amount not then vested or settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and
(ii)    the Participant will be obligated to forfeit to the Company, within five (5) business days after demand is made therefor by the Company, (I) all Common Shares and any cash in lieu of a fractional Common Share which the Participant received upon settlement of any PBRSUs subject to this Agreement during the twelve-month period immediately preceding the earlier of (a) the termination of the Participant’s employment with the Company and each of the Affiliates of the Company or (b) the occurrence of the Forfeiture Event (which forfeiture shall exclude any Common Shares which had been withheld by the Company or an Affiliate of the Company in order to satisfy the Participant’s tax withholding obligations as contemplated by Section 7(C) of this Agreement); and (II) all cash paid to the Participant in respect of the Dividend Credit Amount related to any PBRSUs settled pursuant to the terms of this Agreement during the twelve-month period immediately preceding the earlier of (a) the termination of the Participant’s employment with the Company and each of the Affiliates of the Company or (b) the occurrence of the Forfeiture Event.
(B)    The forfeitures specified in Section 5(A) of this Agreement will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment with the Company or any Affiliate of the Company, or during the twelve-month period following the termination of the Participant’s employment with the Company and each of the Affiliates of the Company:
(i)    the Participant, acting alone or with others, directly or indirectly, (I)  induces any customer or supplier of the Company or any Affiliate of the Company, with which the Company or any Affiliate of the Company has a business relationship, to curtail, cancel, not renew or not continue his or her or its business with the Company or any Affiliate of the Company; or (II) induces, or attempts to induce, any employee of or service provider to the Company or any Affiliate of the Company to terminate such employment or service. Neither the Company nor any Affiliate of the Company shall bear any responsibility for the Participant’s tax consequences from any forfeiture pursuant to this Section 5;
(ii)    the Participant discloses, uses, sells or otherwise transfers, except in the course of employment with or other service to the Company or any Affiliate of the Company, any confidential or proprietary information of the Company or any Affiliate of the Company, including but not limited to information regarding the Company’s or any Affiliate of the Company’s current and potential customers, organization, employees, finances and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by the Participant’s breach of this provision), except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of the Affiliates of the Company or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process;
(iii)    the Participant fails to cooperate with the Company or any Affiliate of the Company in any way, including, without limitation, by making the Participant available to testify on behalf of the Company or such Affiliate of the Company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, or otherwise fails to assist the Company or any Affiliate of the Company in any way, including, without limitation, in connection with any such action, suit or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such Affiliate of the Company, as reasonably requested;
(iv)    the Participant, alone or in conjunction with another person, (I) interferes with or harms, or attempts to interfere with or harm, the relationship of the Company or any Affiliate of the Company with any person who at any time was a customer or supplier of the Company or any Affiliate of the Company or otherwise had a business relationship with the Company or any Affiliate of the Company; or (II) hires, solicits for hire, aids in or facilitates the hiring of, or causes to be hired, either as an employee, contractor or consultant, any person who is then currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company or any Affiliate of the Company; or
(v)    the Participant engages in activity while employed by the Company or any Affiliate of the Company which would constitute Cause for the termination of the Participant’s employment.
(C)    Despite the conditions set forth in this Section 5, the Participant is not hereby prohibited from engaging in any activity set forth in Section 5(B) of this Agreement, including but not limited to competition with the Company and the Affiliates of the Company. Rather, the non-occurrence of the Forfeiture Events set forth in Section 5(B) of this Agreement is a condition to the Participant’s right to realize and retain value from the PBRSUs granted pursuant to this Agreement, and the consequences under the Plan and this Agreement if the Participant engages in an activity giving rise to any such Forfeiture Events are the forfeitures specified in Section 5(A) of this Agreement and as otherwise provided in this Agreement. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 5(A) and/or Section 5(B) of this Agreement.
(D)    The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture by the Participant under this Section 5, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company.
(E)    In addition to the above, the Participant agrees that any of the conduct described in Section 5(B)(i), Section 5(B)(ii) or Section 5(B)(iv) of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Participant agrees that in the event of such occurrence or any threat thereof, the Company shall be entitled to an immediate injunction and restraining order to prevent such conduct and threatened conduct and/or continued conduct by the Participant and/or any and all persons and/or entities acting for and/or with the Participant, and without having to prove damages and to all costs and expenses incurred by the Company in seeking to enforce the Company’s rights under this Agreement. These remedies are in addition to any other remedies to which the Company may be entitled at law or in equity. The Participant agrees that the covenants of the Participant contained in Section 5(B) of this Agreement are reasonable.
6.Settlement of the Performance-Based Restricted Stock Units
If all applicable terms and conditions of this Agreement have been satisfied, subject to the provisions of Section 4, Section 5 and Section 7(C) of this Agreement, each PBRSU which has vested will be settled in the form of one Common Share within sixty (60) days following the date all vesting requirements with respect to the PBRSU have been satisfied; provided, however, that in lieu of a fractional Common Share, the Participant will receive a cash payment equal to the Fair Market Value of such fractional Common Share as of the date on which all vesting requirements with respect to the PBRSU have been satisfied.
7.Other Rules Affecting the Performance-Based Restricted Stock Units
(A)    No Voting Rights Before Vesting. In no event will the Participant have any voting rights with respect to the Common Shares underlying the PBRSUs granted pursuant to this Agreement prior to the settlement of such PBRSUs.
(B)    Dividend Equivalent Rights. If a cash dividend is declared and paid with respect to the Common Shares underlying the PBRSUs granted pursuant to this Agreement, the Participant will be deemed to have been credited with a cash amount equal to the product of (i) the number of PBRSUs that have not been settled or forfeited as of both the dividend declaration date and the dividend payment date, multiplied by (ii) the amount of the cash dividend declared and paid with respect to each outstanding Common Share of the Company. Such deemed credited amount of cash (the “Dividend Credit Amount”) will be subject to the same terms and conditions, including all vesting requirements set forth in this Agreement, as the related PBRSUs and such Dividend Credit Amount will vest and, subject to the provisions of Section 5 and Section 7(C) of this Agreement, be settled in the form of payment of the Dividend Credit Amount in cash if, when and to the extent the related PBRSUs vest and are settled. In the event a PBRSU is forfeited, the related Dividend Credit Amount will also be immediately forfeited.
(C)    Tax Withholding. The Company or an Affiliate of the Company, as applicable, has the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the PBRSUs and any related Dividend Credit Amount as permitted by the Plan. Unless otherwise specifically permitted by the Committee, the applicable withholding requirement will be satisfied with respect to the PBRSUs (but not with respect to the related Dividend Credit Amount unless agreed to by the Committee and the Participant) by having the Company or an Affiliate of the Company, as applicable, withhold Common Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction, or such higher withholding elected by the Participant provided that such higher withholding would not have a negative accounting impact for the Company or an Affiliate of the Company; provided that the Common Shares to be withheld would otherwise be distributable to the Participant in respect of the related PBRSUs at the time of the withholding and the Participant has a vested right to distribution of such Common Shares at such time.
(D)    Limitations on Assignment or Transfer of Performance-Based Restricted Stock Units. The PBRSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution; provided, however, that the Committee may allow you to place your PBRSUs and any right you may have to payment of the related Dividend Credit Amount into a trust established for your benefit or the benefit of your family members.
8.Restrictions on Resale or Other Similar Disposition of Common Shares Received Upon Settlement of the Performance-Based Restricted Stock Units
(A)    The Participant hereby acknowledges and agrees that, subject to the provisions of Section 7(C) of this Agreement, none of the Common Shares received upon settlement of the PBRSUs may be sold, transferred, assigned or otherwise similarly disposed of by the Participant to any person for a period of five (5) years after the date of settlement; provided, however, that this restriction will not apply in the event of the settlement of the PBRSUs following the death, Disability or Retirement of the Participant or following a Change in Control. In addition, if following the settlement of the PBRSUs, the Participant subsequently terminates employment with the Company and each of the Affiliates of the Company by reason of death, Disability or Retirement, the restrictions of this Section 8 will immediately cease to apply.
(B)    The Participant acknowledges and agrees that the Company will cause each share certificate evidencing, or other form of evidence of ownership of, the Common Shares received upon settlement of the PBRSUs to bear, to the extent practicable, an appropriate legend reflecting the terms of this Section 8, which legend may be in the following or any other appropriate form:
“Restrictions on the right to transfer the common shares evidenced by this certificate (the “Common Shares”) are set forth in a written Performance-Based Restricted Stock Unit Award Agreement, made effective as of January 25, 2024, to which Park National Corporation (the “Company”) and «Formal_Name» «Executive» (the “Participant”) are parties. The Company will mail to the recordholder of the Common Shares a copy of said Performance-Based Restricted Stock Unit Award Agreement, without charge, within five days after receipt of a written request therefor.”

9.Miscellaneous
(1)Amendment. This Agreement may be amended by a written agreement signed by both parties to this Agreement; provided, however, that the Company may amend this Agreement to the extent necessary to comply with any applicable law or regulation without your consent or any additional consideration, even if any such amendment eliminates, restricts or reduces your rights under this Agreement.
(2)Other Terms and Conditions. Your PBRSUs are subject to the terms and conditions described in this Agreement and the Plan, which is incorporated by reference into and made a part of this Agreement. No agreement or representations, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan will govern. The Committee has sole responsibility of interpreting the Plan and this Agreement, and its determination of the meaning of any provision in the Plan or this Agreement shall be binding.
(3)Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.
(4)Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
(5)Successors and Assigns. This Agreement shall be binding upon all successors and assigns of the Company.
(6)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(7)Electronic Delivery. Any counterpart contemplated by Section 9(F), to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, or in any manner complying with the U.S. Federal ESIGN Act of 2000 or similar provisions of Ohio law such as digital signatures provided by DocuSign or other digital signature provider (collectively, “Electronic Delivery”) shall be treated in all manner and respects as an originally executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either party to this Agreement, the other party shall re-execute the original form of this Agreement and deliver such form to the other party.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed by its duly authorized officer, to be effective as of the Grant Date.

Company: PARK NATIONAL CORPORATION, an Ohio corporation	Participant:

By:	Associate Name

Title:	Title:

Date:	Date: